EXHIBIT 23.1

Consent of Independent Accountant

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-6425, 33-14984, 33-33602, 33-42345, 33-69650, 33-58515, 33-64901, 333-15641, 333-39151, 333-43969, 333-46187, 333-53793, 333-57381, 333-73159, 333-75241, 333-84095, 333-33888, 333-57990 and 333-62320), on Form S-3 (Registration No. 333-62128) and on Form S-4 (Registration No. 333-82695) of SunGard Data Systems Inc. of our report dated 25 April 2002, with respect to the consolidated balance sheet of Guardian iT plc as of 31 December 2001 and the related consolidated statements of group recognized gains and losses, profit and loss account and cash flow for the year ended December 31, 2001, which report appears in this Form 8-K/A of SunGard Data Systems Inc.

/s/    PRICEWATERHOUSECOOPERS
Chartered Accountants and Registered Auditors

September 13, 2002
Southampton, England